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                                                                       Exhibit 8


                              Dewey Ballantine LLP
                          1301 Avenue of the Americas
                           New York, New York  10019


                                                               December 19, 2000

Duke Energy Corporation
526 South Church Street
Charlotte, North Carolina  28202

          Re:  Registration Statement on Form S-3

Gentlemen:

          We have acted as counsel to Duke Energy Corporation ("Duke"), Duke Energy Capital Trust III, Duke Energy Capital Trust IV and Duke Energy Capital Trust V (the "Trusts") in connection with the preparation of a Registration Statement on Form S-3, including a preliminary prospectus and preliminary prospectus supplement, being filed today with the Securities and Exchange Commission (the "Commission") for the registration under the Securities Act of 1933 (the "Securities Act"), of, among other securities, (1) Junior
Subordinated Notes (the "Junior Subordinated Notes") to be issued by Duke to the
Trusts, (2) Trust Preferred Securities (liquidation amount $       per Preferred
Security) to be issued by the Trusts and (3) Duke's Guarantees (as defined in the Registration Statement) with respect to such Trust Preferred Securities. The Trusts will be organized pursuant to an amended and restated trust agreement between Duke and the trustees named therein. The Junior Subordinated Notes will be issued pursuant to the Subordinated Indenture, as supplemented, dated as of December 1, 1997, between Duke and the trustee named therein and the Guarantees will be issued pursuant to guarantee agreements between Duke and the trustee named therein, in the form filed as an exhibit to the Registration Statement.

          On the basis and subject to the accuracy of the statements contained in the materials referred to above, and our consideration of such other matters as we have deemed necessary, it is our opinion that under current law the material federal income tax consequences to holders of Trust Preferred Securities issued by the Trusts will be as described under the heading "Material Federal Income Tax Considerations" in the preliminary prospectus supplement constituting part of the Registration Statement. You have not requested, and we do not express, an opinion concerning any other tax consequences of the issuance by the Trusts of the Trust Preferred Securities. This opinion is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statements with respect to our firm in the section captioned "Material Federal Income Tax Considerations" in the preliminary prospectus
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supplement constituting part of the Registration Statement. In giving the foregoing consent, we do not thereby admit, and we hereby expressly disclaim, that we come within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,

                                    /s/ Dewey Ballantine LLP



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